INVESTOR RELATIONS PROGRAM

Between

THOMAS MAHONEY (“TM”)

And

VOICEINTEROP, INC. (“VI”)

1.   TM will distribute all appropriate documents, news releases, specialty items, press kits, corporate videos, digital media and other information to the North American and international investment communities under the supervision, guidance and approvals of VoiceInterop, Inc. (VI).

2.   Provide timely and accurate information relating to compliance and corporate finance matters as provided by VI to current shareholders and other interested parties within the financial community. TM will maintain a phone and internet conduit for the length of this contract to reiterate corporate on-goings to both current shareholders and other interested parties about VI’s activities.

3.   Heighten the awareness of potential investors to the investment opportunities in the activities of VI’s products/services.

4.   Broaden the current shareholders and brokerage industry support base through the use of “Road Shows,” telemarketing, radio/TV interviews, internet activities, social media interaction and investment analyst (certain fees may apply outside of this agreement on the aforementioned).  TM will arrange with key investment managers for conference calls and/or personal interviews with VI’s key management

5. Work to establish a broad based broker/dealer network to garner long-term support to decrease price volatility and maintain rising price trends as warranted by VI’s developments.

SCHEDULE OF COMPENSATION

VOICEINTEROP, INC. (VI) AGREES TO COMPENSATE TM for his services in accordance with the following schedule:

1.  Compensation

VI will issue into the name of Thomas Mahoney within 90 days of this signed agreement, 50,000 (Fifty Thousand) shares of common stock of VoiceInterop, Inc.

2.   Extraordinary Expenses

In the event the activities of VoiceInterop, Inc. (VI) cause TM to incur extraordinary expenses VI must first approve of any and all extraordinary expenses.  Upon approval VI will fully and promptly reimburse TM.  Inclusive expenses are but not limited to: travel, accommodations, food, and whatever expenditures of the “Investor Relations Program” outside of this agreement.

3. Indemnification

Each party expressly undertakes to indemnify and to save harmless the other from all liability and/or damages, including attorney’s fees, for or arising out of gross negligence or willful wrongdoing of the other party, it agents or employees.

CONTRACT TERM

The Initial Term of this Agreement shall be for a period of 6- months but may be extended by the mutual consent of the parties.

The parties hereto may be contacted as follows:

Thomas Mahoney                                             VoiceInterop, Inc.

4317 1St Court ..                                                8000 N. Federal Hwy.

Suite 101                                                          Boca Raton, FL 33487

Lake Worth, FL 33462

TEL: (561)-929-3686                                   TEL: 561-939-3300

Email: tnm.mahoney@aol.com                Email: lreid@voiceinterop.com

IN WITNESS HEREOF the parties hereto have executed this Agreement on May 30, 2019.

TM                                                                   VoiceInterop, Inc.

/s/                                                                     /s/

___________________                                  ______________________

Thomas Mahoney                                           Larry Reid

Title: Principal                                              Title: President